BANKWELL FINANCIAL GROUP REPORTS FIRST QUARTER NET INCOME OF $4.6 MILLION OR $0.59 PER SHARE, REPRESENTING 24% YEAR OVER YEAR GROWTH AND DECLARES SECOND QUARTER DIVIDEND
New Canaan, CT – April 25, 2018 – Bankwell Financial Group, Inc. (NASDAQ: BWFG) reported GAAP net income of $4.6 million or $0.59 per share for the first quarter of 2018, versus $3.7 million or $0.48 per share for the same period in 2017.
The Company's Board of Directors declared a $0.12 per share cash dividend, payable May 25, 2018 to shareholders of record on May 15, 2018.
Notes Bankwell Financial Group President and CEO, Christopher R. Gruseke:
"We are happy to announce year over year earnings growth of 24% for the first quarter of 2018.  Acknowledging that the lower corporate tax rate played a significant role, Bankwell nevertheless achieved solid organic growth in the face of a more competitive lending environment and several non-recurring charges."

"The heightened volatility experienced across the capital markets during the first quarter acted as a headwind against the lending environment in general.  Further, while too many banking institutions have seemingly demonstrated how recent tax cuts will impact their business models, Bankwell chose not to participate in a race to the bottom in lending spreads. We will continue our disciplined practice toward lending rates as we have never chosen to compete on price.  Thus far, our pipeline suggests improved volume at more favorable spreads for the second quarter."

"We note that our efficiency ratio took an uncharacteristic increase this quarter versus Q1'17.  Several factors contributed to this increase: 1) non-recurring expenses, such as a $363 thousand increase in professional fees, as well as approximately $300 thousand in loan origination costs, which could not be deferred due to lower loan volume, 2) forgone interest income on approximately $14 million in new non-performing loans (see below), and 3) planned investment in people and infrastructure, primarily geared toward deposit gathering activities."

"The first quarter also saw an addition of approximately $14 million in non-performing loans due to two recently impaired commercial loans with balances of approximately $10 million and $4 million, respectively. We are in the process of evaluating the various pathways to repayment on these credits and will provide an update in our next quarterly release."

"Finally, the next quarter will also see three new Bankwell branches open within our footprint in Fairfield County, CT.  We are excited to bring the Bankwell brand to these towns and expect those new customers will agree with their neighboring communities who have just voted Bankwell the "#1 Bank in Fairfield County for Customer Service."

First Quarter 2018 Highlights:

•	First quarter total revenue (net interest income plus non-interest income) was $15.0 million versus $14.2 million in the same period last year, a 6% increase.
•	First quarter diluted earnings per share were $0.59, an increase of 23% compared to the first quarter of 2017.
•	Return on average assets reached 1.03% for the quarter ended March 31, 2018 compared to 0.93% for the quarter ended March 31, 2017.
•	Return on average tangible common equity reached 11.56% in the first quarter of 2018 compared to 10.33% for the quarter ended March 31, 2017.
•	The tangible book value per common share at March 31, 2018 was $21.12, a 9% increase over March 31, 2017.
•	Tax equivalent net interest margin was 3.15% for the first quarter of 2018.
•	Total gross loans approached $1.6 billion for the first quarter of 2018.
•	Total assets surpassed $1.8 billion and grew at an annualized rate of 8% during the first quarter of 2018.
•	Total deposits exceeded $1.4 billion and grew at an annualized rate of 8% during the first quarter of 2018.
•	The allowance for loan losses was $18.8 million and represents 1.21% of total loans.
•	Investment securities totaled $120.6 million and represent 7% of total assets.

Earnings
Net income for the quarter ended March 31, 2018 was $4.6 million, an increase of 24% compared to the quarter ended March 31, 2017. Revenues (net interest income plus non-interest income) for the quarter ended March 31, 2018 were $15.0 million, an increase of 6% compared to the quarter ended March 31, 2017. Net interest income for the quarter ended March 31, 2018 was $13.7 million, an increase of 6% compared to the quarter ended March 31, 2017. The increase in net income was driven by an increase in interest and fees on loans and from a reduction in the corporate tax rate from 35% to 21% resulting from 2017 tax reform. The increase in interest and fees on loans was a result of commercial real estate and commercial business loan growth as compared to March 31, 2017.
Basic and diluted earnings per share were each $0.59 for the quarter ended March 31, 2018 compared to $0.49 and $0.48, respectively, for the quarter ended March 31, 2017.
The Company's efficiency ratio for the quarters ended March 31, 2018 and March 31, 2017 were 62.0% and 58.3%, respectively. The increase in the efficiency ratio was driven by an increase in noninterest expense. The temporary increase in noninterest expense reflected a nonrecurring increase in audit related expenses and a ramp up of costs associated with the opening of three new branch locations, which are expected to open in the second quarter of 2018.
Noninterest Income and Expense
Noninterest income increased $67 thousand or 5% to $1.3 million for the three months ended March 31, 2018 compared to the three months ended March 31, 2017. The increase in noninterest income was primarily driven by an increase in gains and fees from the sales of loans and a net gain on the sale of available for sale securities. Gain and fees from the sale of loans totaled $370 thousand for the quarter ended March 31, 2018 compared to $324 thousand for the same period in 2017, an increase of $46 thousand. The net gain on the sale of available for sale securities totaled $222 thousand for the quarter ended March 31, 2018 compared to a net gain on the sale of available for sale securities of $165 thousand for the same period in 2017.

Noninterest expense increased $969 thousand or 12% for the three months ended March 31, 2018 compared to the three months ended March 31, 2017. The increase was primarily driven by an increase in salaries and employee benefits and an increase in professional services. Salaries and employee benefits totaled $5.0 million for the quarter ended March 31, 2018 compared to $3.9 million for the same period in 2017, an increase of $1.1 million. The increase in salaries and employee benefits was primarily driven by an increase in full time equivalent employees and a reduction in deferred loan origination costs resulting from lower loan volume. The increase in full time equivalent employees is in line with year over year business growth and to a lesser degree, buildup of staffing for the three new branch locations expected to open in the second quarter of 2018. Full time equivalent employees totaled 144 at March 31, 2018 compared to 127 at March 31, 2017. Professional services totaled $775 thousand for the quarter ended March 31, 2018 compared to $412 thousand for the same period in 2017, an increase of $363 thousand. The increase in professional services was primarily driven by increases in audit related expenses.
Financial Condition
Assets totaled $1.83 billion at March 31, 2018, an annualized increase of 8% compared to assets of $1.80 billion at December 31, 2017. Total gross loans were $1.6 billion at March 31, 2018, an increase of $13.4 million compared to December 31, 2017, driven by disciplined growth in commercial real estate loans. Deposits increased to $1.43 billion, an annualized increase of 8% over December 31, 2017.
Asset Quality
Non-performing assets as a percentage of total assets was 1.14% at March 31, 2018, up from 0.31% at December 31, 2017. The increase in non-performing assets is primarily driven by two recently impaired commercial real estate loans. The allowance for loan losses was $18.8 million, representing 1.21% of total loans and $18.9 million, representing 1.23% of total loans at March 31, 2018 and December 31, 2017, respectively.
Capital
Shareholders' equity totaled $165.9 million as of March 31, 2018, an increase of $4.9 million compared to December 31, 2017, primarily a result of net income for the quarter ended March 31, 2018 of $4.6 million. As of March 31, 2018, the tangible common equity ratio and tangible book value per share were 8.92% and $21.12, respectively.
About Bankwell Financial Group
Bankwell is a commercial bank that serves the banking and lending needs of residents and businesses throughout Fairfield and New Haven Counties, CT.  For more information about this press release, interested parties may contact Christopher R. Gruseke, President and Chief Executive Officer or Penko Ivanov, Executive Vice President and Chief Financial Officer of Bankwell Financial Group at (203) 652-0166.
For more information, visit www.mybankwell.com.
This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.

Non-GAAP Financial Measures

In addition to evaluating the Company's financial performance in accordance with U.S. generally accepted accounting principles ("GAAP"), management may evaluate certain non-GAAP financial measures, such as the efficiency ratio. A computation and reconciliation of certain non-GAAP financial measures used for these purposes is contained in the accompanying Reconciliation of GAAP to Non-GAAP Measures table. We believe that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, our performance trends and financial position. For example, the Company believes that the efficiency ratio is useful in the assessment of financial performance, including non-interest expense control. The Company believes that tangible common equity and tangible book value per share is useful to evaluate the relative strength of the Company's capital position. We utilize these measures for internal planning and forecasting purposes. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and results, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure.

BANKWELL FINANCIAL GROUP, INC.
CONSOLIDATED BALANCE SHEETS (unaudited)
(Dollars in thousands, except share data)

	March 31,	December 31,	March 31,
	2018	2017	2017
Assets
Cash and due from banks	$ 81,249	$ 70,545	$ 63,675
Federal funds sold	2,121	186	10,280
Cash and cash equivalents	83,370	70,731	73,955

Available for sale investment securities, at fair value	99,050	92,188	87,434
Held to maturity investment securities, at amortized cost	21,546	21,579	16,808
Loans receivable (net of allowance for loan losses of $18,801, $18,904 and $18,511 at March 31, 2018, December 31, 2017
and March 31, 2017, respectively)	1,534,565	1,520,879	1,406,407
Foreclosed real estate	487	-	272
Accrued interest receivable	5,331	5,910	5,180
Federal Home Loan Bank stock, at cost	9,310	9,183	8,033
Premises and equipment, net	19,207	18,196	17,618
Bank-owned life insurance	39,880	39,618	38,740
Goodwill	2,589	2,589	2,589
Other intangible assets	358	382	469
Deferred income taxes, net	4,716	4,904	8,954
Other assets	10,834	10,448	5,783
Total assets	$ 1,831,243	$ 1,796,607	$ 1,672,242

Liabilities & Shareholders' Equity
Liabilities
Deposits
Noninterest-bearing	$ 161,641	$ 172,638	$ 170,572
Interest-bearing	1,264,886	1,225,767	1,156,888
Total deposits	1,426,527	1,398,405	1,327,460

Advances from the Federal Home Loan Bank	199,000	199,000	160,000
Subordinated debentures	25,116	25,103	25,064
Accrued expenses and other liabilities	14,653	13,072	10,046
Total liabilities	1,665,296	1,635,580	1,522,570

Shareholders' equity
Common stock, no par value; 10,000,000 shares authorized,
7,831,804, 7,751,424 and 7,638,706 shares issued
and outstanding at March 31, 2018, December 31, 2017
and March 31, 2017, respectively	119,363	118,301	115,823
Retained earnings	44,695	41,032	32,820
Accumulated other comprehensive income	1,889	1,694	1,029
Total shareholders' equity	165,947	161,027	149,672

Total liabilities and shareholders' equity	$ 1,831,243	$ 1,796,607	$ 1,672,242

BANKWELL FINANCIAL GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(Dollars in thousands, except per share data)

	For the Quarter Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
Interest and dividend income
Interest and fees on loans	$ 17,418	$ 17,493	$ 15,513
Interest and dividends on securities	935	947	809
Interest on cash and cash equivalents	254	289	114
Total interest income	18,607	18,729	16,436

Interest expense
Interest expense on deposits	3,656	3,602	2,581
Interest on borrowings	1,246	1,213	907
Total interest expense	4,902	4,815	3,488

Net interest income	13,705	13,914	12,948

Provision (Credit) for loan losses	13	(495)	543

Net interest income after provision for loan losses	13,692	14,409	12,405

Noninterest income
Gains and fees from sales of loans	370	868	324
Bank owned life insurance	263	289	291
Service charges and fees	256	252	240
Net gain on sale of available for sale securities	222	-	165
Loss on sale of foreclosed real estate, net	-	(78)	-
Other	222	210	246
Total noninterest income	1,333	1,541	1,266

Noninterest expense
Salaries and employee benefits	5,028	4,603	3,929
Occupancy and equipment	1,617	1,585	1,692
Professional services	775	457	412
Data processing	525	399	445
Marketing	297	321	266
Director fees	215	229	233
FDIC insurance	214	225	383
Amortization of intangibles	24	25	31
Foreclosed real estate	-	-	7
Other	508	735	836
Total noninterest expense	9,203	8,579	8,234

Income before income tax expense	5,822	7,371	5,437

Income tax expense	1,222	5,275	1,735

Net income	$ 4,600	$ 2,096	$ 3,702

Earnings Per Common Share:
Basic	$ 0.59	$ 0.27	$ 0.49
Diluted	0.59	0.27	0.48

Weighted Average Common Shares Outstanding:
Basic	7,676,813	7,624,931	7,525,268
Diluted	7,722,120	7,702,770	7,632,123
Dividends per common share	$ 0.12	$ 0.07	$ 0.07

BANKWELL FINANCIAL GROUP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)
(Dollars in thousands, except per share data)
	For the Quarter Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
Performance ratios:
Return on average assets *	1.03%	0.46%	0.93%
Return on average stockholders' equity *	11.35%	5.15%	10.12%
Return on average tangible common equity *	11.56%	5.25%	10.33%
Net interest margin	3.15%	3.23%	3.35%
Efficiency ratio (1)	62.0%	55.1%	58.3%

Net loan charge-offs as a % of average loans	0.01%	0.01%	0.00%

* All metrics, as of December 31, 2017, measuring return were significantly impacted by certain non-recurring items, including $3.3 million for a write-down of our deferred tax asset resulting from tax reform, ($0.9) million for a change in loan reserve methodology, ($0.6) million resulting from income recognized from servicing assets and $0.2 million resulting from charges due to reductions in workforce. Excluding the non-recurring items, the company's return on average assets, return on average stockholders' equity and return on average tangible common equity would have been approximately 0.90%, 10.05% and 10.24% for the quarter ended December 31, 2017.

	As of
	March 31, 2018	December 31, 2017	March 31, 2017
Capital ratios:
Total Common Equity Tier 1 Capital to Risk-Weighted Assets (2)	11.18%	10.99%	11.16%
Total Capital to Risk-Weighted Assets (2)	12.35%	12.19%	12.41%
Tier I Capital to Risk-Weighted Assets (2)	11.18%	10.99%	11.16%
Tier I Capital to Average Assets (2)	9.90%	9.61%	10.06%
Tangible common equity to tangible assets	8.92%	8.81%	8.78%

Tangible book value per common share (3)	$ 21.12	$ 20.59	$ 19.44

Asset quality:
Nonaccrual loans	$ 20,374	$ 5,481	$ 4,434
Other real estate owned	487	-	272
Total non-performing assets	$ 20,861	$ 5,481	$ 4,706

Nonperforming loans as a % of total loans	1.31%	0.36%	0.31%

Nonperforming assets as a % of total assets	1.14%	0.31%	0.28%

Allowance for loan losses as a % of total loans	1.21%	1.23%	1.30%

Allowance for loan losses as a % of nonperforming loans	92.28%	344.90%	417.48%

(1)
Efficiency ratio is defined as noninterest expense, less other real estate owned expenses and amortization of intangible assets, divided by our operating revenue, which is equal to net interest income plus non-interest income excluding gains and losses on sales of securities and gains and losses on other real estate owned. In our judgment, the adjustments made to operating revenue allow investors and analysts to better assess our operating expenses in relation to our core operating revenue by removing the volatility that is associated with certain one-time items and other discrete items that are unrelated to our core business.

(2)	Represents Bank ratios. Current period capital ratios are preliminary subject to finalization of the FDIC Call Report.

(3)	Excludes unvested restricted shares of 114,336, 75,186, and 98,176 as of March 31, 2018, December 31, 2017 and March 31, 2017, respectively.

BANKWELL FINANCIAL GROUP, INC.
LOAN & DEPOSIT PORTFOLIO (unaudited)

	March 31,	December 31,	Current QTD
Period End Loan Composition	2018	2017	% Change
Residential Real Estate	$ 195,638	$ 193,524	1.1%
Commercial Real Estate	1,005,962	987,242	1.9%
Construction	87,309	101,636	(14.1%)
Total Real Estate Loans	1,288,909	1,282,402	0.5%

Commercial Business	267,052	259,995	2.7%

Consumer	446	619	(27.9%)
Total Loans	$ 1,556,407	$ 1,543,016	0.9%

	March 31,	December 31,	Current QTD
Period End Deposit Composition	2018	2017	% Change
Noninterest-bearing demand	$ 161,641	$ 172,638	(6.4%)
NOW	58,416	58,942	(0.9%)
Money Market	479,524	451,804	6.1%
Savings	96,664	83,758	15.4%
Time	630,282	631,263	(0.2%)
Total Deposits	$ 1,426,527	$ 1,398,405	2.0%

BANKWELL FINANCIAL GROUP, INC.
NONINTEREST INCOME & EXPENSE - QTD (unaudited)
(Dollars in thousands)

	For the Quarter Ended
Noninterest income	March 31,	December 31,	March 31,	Mar 18 vs. Dec 17	Mar 18 vs. Mar 17
	2018	2017	2017	% Change	% Change
Gains and fees from sales of loans	$ 370	$ 868	$ 324	(57.4%)	14.2%
Bank owned life insurance	263	289	291	(9.0%)	(9.6%)
Service charges and fees	256	252	240	1.6%	6.7%
Net gain on sale of available for sale securities	222	-	165	100.0%	34.5%
Loss on sale of foreclosed real estate, net	-	(78)	-	(100.0%)	0.0%
Other	222	210	246	5.7%	(9.8%)
Total noninterest income	$ 1,333	$ 1,541	$ 1,266	(13.5%)	5.3%

	For the Quarter Ended
Noninterest expense	March 31,	December 31,	March 31,	Mar 18 vs. Dec 17	Mar 18 vs. Mar 17
	2018	2017	2017	% Change	% Change
Salaries and employee benefits	$ 5,028	$ 4,603	$ 3,929	9.2%	28.0%
Occupancy and equipment	1,617	1,585	1,692	2.0%	(4.4%)
Professional services	775	457	412	69.6%	88.1%
Data processing	525	399	445	31.6%	18.0%
Marketing	297	321	266	(7.5%)	11.7%
Director fees	215	229	233	(6.1%)	(7.7%)
FDIC insurance	214	225	383	(4.9%)	(44.1%)
Amortization of intangibles	24	25	31	(4.0%)	(22.6%)
Foreclosed real estate	-	-	7	0.0%	(100.0%)
Other	508	735	836	(30.9%)	(39.2%)
Total noninterest expense	$ 9,203	$ 8,579	$ 8,234	7.3%	11.8%

BANKWELL FINANCIAL GROUP, INC.
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (unaudited)
(Dollars in thousands, except share data)

	As of
Computation of Tangible Common Equity to Tangible Assets	March 31,	December 31,	March 31,
	2018	2017	2017
Total Equity	$ 165,947	$ 161,027	$ 149,672
Less:
Goodwill	2,589	2,589	2,589
Other intangibles	358	382	469
Tangible Common Equity	$ 163,000	$ 158,056	$ 146,614

Total Assets	$ 1,831,243	$ 1,796,607	$ 1,672,242
Less:
Goodwill	2,589	2,589	2,589
Other intangibles	358	382	469
Tangible Assets	$ 1,828,296	$ 1,793,636	$ 1,669,184

Tangible Common Equity to Tangible Assets	8.92%	8.81%	8.78%

	As of
Computation of Tangible Book Value per Common Share	March 31,	December 31,	March 31,
	2018	2017	2017
Total shareholders' equity	$ 165,947	$ 161,027	$ 149,672
Less:
Preferred stock	-	-	-
Common shareholders' equity	165,947	161,027	149,672
Less:
Goodwill	2,589	2,589	2,589
Other intangibles	358	382	469
Tangible common shareholders' equity	163,000	158,056	146,614
Common shares issued	7,831,804	7,751,424	7,638,706
Less:
Shares of unvested restricted stock	114,336	75,186	98,176
Common shares outstanding	7,717,468	7,676,238	7,540,530
Book value per share	$ 21.50	$ 20.98	$ 19.85
Less:
Effects of intangible assets	$ 0.38	$ 0.39	$ 0.41

Tangible Book Value per Common Share	$ 21.12	$ 20.59	$ 19.44

BANKWELL FINANCIAL GROUP, INC.
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (unaudited) - Continued
(Dollars in thousands, except share data)

	For the Quarter Ended
Computation of Efficiency Ratio	March 31,	December 31,	March 31,
	2018	2017	2017
Noninterest expense	$ 9,203	$ 8,579	$ 8,234
Less:
Amortization of intangible assets	24	25	31
Foreclosed real estate expenses	-	-	7
Adjusted noninterest expense	$ 9,179	$ 8,554	$ 8,196
Net interest income	$ 13,705	$ 13,914	$ 12,948
Noninterest income	1,333	1,541	1,266
Less:
Gains on sales of securities	222	-	165
Loss on sale of foreclosed real estate	-	(78)	-
Adjusted operating revenue	$ 14,816	$ 15,533	$ 14,049

Efficiency ratio	62.0%	55.1%	58.3%

	For the Quarter Ended
Computation of Return on Average Tangible Common Equity	March 31,	December 31,	March 31,
	2018	2017	2017
Net Income Attributable to Common Shareholders	$ 4,600	$ 2,096	$ 3,702
Total average shareholders' equity	$ 164,369	$ 161,477	$ 148,349
Less:
Goodwill	2,589	2,589	2,589
Other intangibles	358	382	469
Average tangible common equity	$ 161,422	$ 158,506	$ 145,291

Annualized Return on Average Tangible Common Equity	11.56%	5.25%	10.33%

BANKWELL FINANCIAL GROUP, INC.
NET INTEREST MARGIN ANALYSIS ON A FULLY TAX EQUIVALENT BASIS
(Dollars in thousands)

	For the Quarter Ended
	March 31, 2018			March 31, 2017
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate (5)	Balance	Interest	Rate (5)
Assets:
Cash and Fed funds sold	$ 69,164	$ 254	1.49%	$ 68,416	$ 114	0.68%
Securities (1)	117,084	888	3.04%	101,857	861	3.38%
Loans:
Commercial real estate	976,294	10,868	4.45%	854,733	9,684	4.53%
Residential real estate	197,897	1,799	3.64%	193,500	1,740	3.60%
Construction (2)	95,384	1,146	4.81%	105,320	1,249	4.74%
Commercial business	280,812	3,597	5.12%	228,422	2,826	4.95%
Consumer	637	8	4.97%	1,690	14	3.47%
Total loans	1,551,024	17,418	4.49%	1,383,665	15,513	4.48%
Federal Home Loan Bank stock	9,306	118	5.12%	8,020	79	3.98%
Total earning assets	1,746,578	$ 18,678	4.28%	1,561,958	$ 16,567	4.24%
Other assets	66,794			59,681
Total assets	$ 1,813,372			$ 1,621,639

Liabilities and shareholders' equity:
Interest-bearing liabilities:
NOW	$ 58,329	$ 19	0.13%	$ 54,593	$ 27	0.20%
Money market	466,653	1,162	1.01%	343,992	566	0.67%
Savings	93,947	196	0.85%	111,012	185	0.68%
Time	625,728	2,280	1.48%	595,452	1,803	1.23%
Total interest-bearing deposits	1,244,657	3,657	1.19%	1,105,049	2,581	0.95%
Borrowed Money	224,108	1,246	2.22%	182,053	907	1.99%
Total interest-bearing liabilities	1,468,765	$ 4,903	1.35%	1,287,102	$ 3,488	1.10%
Noninterest-bearing deposits	166,289			174,795
Other liabilities	13,949			11,393
Total liabilities	1,649,003			1,473,290
Shareholders' equity	164,369			148,349
Total liabilities and shareholders' equity	$ 1,813,372			$ 1,621,639
Net interest income (3)		$ 13,775			$ 13,079
Interest rate spread			2.93%			3.14%
Net interest margin (4)			3.15%			3.35%

(1)	Average balances and yields for securities are based on amortized cost.

(2)	Includes commercial and residential real estate construction.

(3)	The adjustment for securities and loans taxable equivalency amounted to $70 thousand and $131 thousand, respectively for the quarters ended March 31, 2018 and 2017.

(4)	Net interest income as a percentage of earning assets.

(5)	Yields are calculated using the contractual day count convention for each respective product type.